   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 2000
                                            REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  PLEXUS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                      WISCONSIN                                            39-1344447
            (State or other jurisdiction                                (I.R.S. Employer
          of incorporation or organization)                            Identification No.)

                             55 JEWELERS PARK DRIVE
                          NEENAH, WISCONSIN 54957-0156
                                 (920) 722-3451
              (Address, including ZIP Code, and telephone number,
       including area code, of Registrant's principal executive offices)

                            JOSEPH D. KAUFMAN, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                          NEENAH, WISCONSIN 54957-0156
                                 (920) 722-3451
           (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                   Copies to:

                 CONRAD G. GOODKIND, ESQ.                                     TIMOTHY J. MELTON, ESQ.
                    QUARLES & BRADY LLP                                     JONES, DAY, REAVIS & POGUE
                 411 EAST WISCONSIN AVENUE                                     77 WEST WACKER DRIVE
                MILWAUKEE, WISCONSIN 53202                                    CHICAGO, ILLINOIS 60601
                      (414) 277-5000                                              (312) 782-3939

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: At such time or from time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                              AMOUNT            PROPOSED MAXIMUM       PROPOSED MAXIMUM          AMOUNT OF
       TITLE OF EACH CLASS OF                 TO BE              OFFERING PRICE           AGGREGATE             REGISTRATION
     SECURITIES TO BE REGISTERED            REGISTERED              PER UNIT            OFFERING PRICE              FEE
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
Debt securities(1)...................          (3)                    (3)              $500,000,000(4)          $132,000(5)
Common Stock, par value $.01 per
  share (with attached Preferred
  Stock
  Purchase Rights)(2)................
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

(1) Subject to note (4) below, there are being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time, by the Registrant. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000, less the dollar amount of any securities previously issued hereunder.
(2) Subject to note (4) below, there are being registered hereunder an indeterminate number of shares of Common Stock (with attached Preferred Stock Purchase Rights) as may be sold, from time to time, by the Registrant.
(3) Not applicable pursuant to the Note following the Calculation of Registration Fee Table and General Instruction II.D. to Form S-3, which provide that only the maximum aggregate offering price for all classes of securities to be registered need be specified.
(4) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(5) Calculated pursuant to Rule 457(o) at the statutory rate of .000264 of the maximum aggregate offering price.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 2000

                                  $500,000,000

                              PLEXUS CORP. [LOGO]
                             55 JEWELERS PARK DRIVE
                          NEENAH, WISCONSIN 54957-0156
                                 (920) 722-3451

                                DEBT SECURITIES
                                  COMMON STOCK
                (WITH ATTACHED PREFERRED STOCK PURCHASE RIGHTS)

     When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

     Plexus Corp. may offer from time to time

     - unsecured debt securities consisting of debentures, notes and/or other evidences of unsecured indebtedness in one or more series

     - common stock, par value $.01 per share (with attached preferred stock purchase rights)

     - any combination of the foregoing, at an aggregate initial offering price not to exceed $500,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

     Plexus common stock is quoted on the Nasdaq National Market, under the symbol "PLXS." On August 31, 2000, the last reported sale price for the common stock was $77.38 per share.

     We urge you to read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2.
                           -------------------------
     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------
                THE DATE OF THIS PROSPECTUS IS           , 2000.

                               TABLE OF CONTENTS

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                                                                PAGE
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
About This Prospectus.......................................      1
The Company.................................................      1
Forward-Looking Statements and Cautionary Factors...........      1
Risk Factors................................................      2
Where You Can Find More Information.........................      9
Use of Proceeds.............................................     11
Ratio of Earnings to Fixed Charges..........................     11
Description of Debt Securities..............................     11
Description of Capital Stock................................     16
Book-Entry..................................................     19
Plan of Distribution........................................     21
Certain Legal Matters.......................................     22
Experts.....................................................     22

                         ------------------------------

     We have not authorized anyone to give any information or to make any representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. You should not rely upon any other information or representation as having been authorized by us or any underwriter, dealer or agent. Plexus does not imply or represent by delivering this prospectus that Plexus, or its business, is unchanged after the date of the prospectus or that the information herein is correct as of any time after that date.

     The information in this prospectus or any supplement may not contain all of the information that may be important to you. You should read the entire prospectus or any supplement, as well as the documents incorporated by reference in the prospectus or any supplement, before making an investment decision.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Using this process, we may, from time to time, offer any combination of securities described in this prospectus in one or more offerings with a total initial offering price of up to $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and any pricing supplement that will contain specific information about the terms of that particular offering. The prospectus supplement or pricing supplement may also add, update or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits. You should read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     When used in this prospectus and any prospectus supplement, the terms "Plexus," "we," "our," "us" and the "Company" refer to Plexus Corp. and its subsidiaries.

     Unless we note otherwise, all share and per share information has been adjusted to reflect the 2 for 1 stock split effected on August 31, 2000.

                                  THE COMPANY

     Plexus provides design, manufacturing and testing services to the electronics industry. Through our wholly owned subsidiaries, we provide product realization services to original equipment manufacturers in the networking/telecommunications, medical, industrial, computer and transportation industries. We offer a full range of services including product development and design, new product introduction, material procurement and management, prototyping, assembly, testing, manufacturing and after-market support.

     We provide contract manufacturing services on either a turnkey basis, where we procure some or all of the materials required for product assembly, or on a consignment basis, where the customer supplies materials necessary for product assembly. Turnkey services include material procurement and warehousing, in addition to manufacturing, and involve greater resource investment than consignment services. Other than test equipment products used for internal manufacturing, we do not design or manufacture our own proprietary products.

     Our headquarters and largest operations are located in Neenah, Wisconsin. Our other U.S. operations are located in California, Colorado, Illinois, Kentucky, Massachusetts, Minnesota, North Carolina and Washington. In addition, we have recently acquired foreign operations in Juarez, Mexico, Kelso, Scotland and Maldon, England. We continue to look for opportunities for technical capabilities and geographic expansion that will improve our ability to provide services to our customers.

               FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

     This prospectus and any prospectus supplement, including the documents incorporated by reference, may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in the forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "project," "objective" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements include factors described under the caption "Risk Factors" or similar cautionary captions in the documents incorporated herein by reference.

                                  RISK FACTORS

     Any investment in the securities we are offering involves significant risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference into this prospectus or in any supplement to this prospectus, before you decide to buy our securities. If any of the following risks actually occur, our business, operating results and financial condition would suffer, possibly to a material degree. In these circumstances, the market price of our securities could decline, and you may lose part or all of the money you paid to buy our securities. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the "Where You Can Find More Information" section of this prospectus.

OUR CUSTOMER REQUIREMENTS AND OPERATING RESULTS VARY SIGNIFICANTLY FROM QUARTER TO QUARTER, WHICH COULD NEGATIVELY IMPACT THE PRICE OF OUR COMMON STOCK.

     Our quarterly results may vary significantly depending on various factors, many of which are beyond our control. These factors include:

     - the volume of customer orders relative to our capacity

     - the timing of customer orders, particularly in light of the fact that some of our customers place a significant percentage of their orders during the last few weeks of a quarter

     - the typical short life cycle of our customers' products

     - market acceptance of and demand for our customers' products

     - changes in our sales mix to our customers

     - the timing of our expenditures in anticipation of future orders

     - our effectiveness in managing manufacturing processes

     - changes in cost and availability of labor and components

     - changes in economic conditions

     - local events that may affect our production volume, such as local holidays.

     Due to the nature of turnkey manufacturing services, our quarterly and annual results are affected by the level and timing of customer orders, fluctuations in material costs and availability, and the degree of automation used in the manufacturing process.

OUR CUSTOMERS MAY CANCEL THEIR ORDERS, CHANGE PRODUCTION QUANTITIES OR DELAY PRODUCTION.

     Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers and we continue to experience reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. The success of our customers' products in the market affects our business. Cancellations, reductions or delays by a significant customer or by a group of customers could seriously harm our operating results.

     In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately the future requirements of those customers.

     On occasion, customers may require rapid increases in production, which can stress our resources and reduce operating margins. Although we have increased our manufacturing capacity and plan further increases, we may not have sufficient capacity at any given time to meet all of our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can harm our gross margins and operating results.

WE MAY NOT BE ABLE TO OBTAIN RAW MATERIALS OR COMPONENTS FOR OUR ASSEMBLIES ON A TIMELY BASIS OR AT ALL.

     We rely on a limited number of suppliers for many components used in the assembly process. We do not have any long-term supply agreements. At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for these components. Over the past 12-plus months, component shortages have become more prevalent in our industry. In some cases, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production, of assemblies using that component, which has contributed to an increase in our inventory levels. We expect that shortages and delays in deliveries of some components will continue. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing and shipping delays, which could harm our relationships with customers and reduce our sales.

     A significant portion of our sales is derived from turnkey manufacturing in which we provide materials procurement. While most of our customer contracts permit quarterly or other periodic adjustments to pricing based on decreases and increases in component prices and other factors, we typically bear the risk of component price increases that occur between any such repricings or, if such repricing is not permitted, during the balance of the term of the particular customer contract. Accordingly, component price increases could adversely affect our operating results.

THE MAJORITY OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS AND IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES AND OPERATING RESULTS COULD DECLINE SIGNIFICANTLY.

     Sales to our ten largest customers have represented a majority of our sales in recent periods. Our ten largest customers accounted for approximately 67% of our sales for the nine months ended June 30, 2000 and 61% of our fiscal 1999 sales. Our largest customers were Lucent Technologies Inc. and General Electric Company accounting for approximately 24% and 11%, respectively, of our sales for the nine month period ended June 30, 2000 and 16% and 12%, respectively, of our fiscal 1999 sales. The identities of our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, could seriously harm our business. If we are not able to timely replace expired, canceled or reduced contracts with new business, our sales will decrease.

WE MAY FAIL TO COMPLETE SUCCESSFULLY FUTURE ACQUISITIONS AND MAY NOT INTEGRATE SUCCESSFULLY ACQUIRED BUSINESSES, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     We have pursued a strategy that has included growth through acquisitions. We cannot assure you that we will be able to complete successfully future acquisitions, due primarily to increased competition for the acquisition of electronics manufacturing service operations. If we are unable to acquire additional businesses, our growth could be inhibited. Similarly, we cannot assure you that we will be able to integrate successfully the operations and management of our recent acquisitions or future acquisitions. Acquisitions involve significant risks that could have a material adverse effect on us. These risks include:

     OPERATING RISKS, SUCH AS THE:

     - inability to integrate successfully our acquired operations, businesses and personnel

     - inability to realize anticipated synergies, economies of scale or other value

     - difficulties in scaling up production and coordinating management of operations at new sites

     - strain placed on our personnel, systems and resources

     - possible modification or termination of an acquired business customer program, including cancellation of current or anticipated programs

     - loss of key employees of acquired businesses.

     FINANCIAL RISKS, SUCH AS THE:

     - dilutive effect of the issuance of additional equity securities

     - incurrence of additional debt and related interest costs

     - inability to achieve expected operating margins to offset the increased fixed costs associated with acquisitions

     - incurrence of large write-offs or write-downs

     - amortization of goodwill or other intangible assets

     - unforeseen liabilities of the acquired businesses.

EXPANSION OF OUR BUSINESS AND OPERATIONS MAY NEGATIVELY IMPACT OUR BUSINESS.

     We may expand our operations by establishing or acquiring new facilities or by expanding capacity in our current facilities. We may expand both in geographical areas in which we currently operate and in new geographical areas within the United States and internationally. We may not be able to find suitable facilities on a timely basis or on terms satisfactory to us. Expansion of our business and operations involves numerous business risks, including the:

     - inability to integrate successfully additional facilities or capacity and to realize anticipated synergies, economies of scale or other value

     - additional fixed costs which may not be fully absorbed by the new business

     - difficulties in the timing of expansions, including delays in the implementation of construction and manufacturing plans

     - diversion of management's attention from other business areas during the planning and implementation of expansions

     - strain placed on our operational, financial, management, technical and information systems and resources

     - disruption in manufacturing operations

     - incurrence of significant costs and expenses

     - inability to locate enough customers or employees to support the expansion.

OPERATING IN FOREIGN COUNTRIES EXPOSES US TO INCREASED RISKS.

     We recently acquired operations in Mexico and the United Kingdom as a result of purchasing the turnkey contract electronics manufacturing service operations of Elamex, S.A. de C.V. and the stock of Keltek (Holdings) Limited. We may in the future expand into other international regions. We have limited experience in managing geographically dispersed operations and in operating in Mexico and the United Kingdom. We also purchase a significant number of components manufactured in foreign countries. Because of these international aspects of our operations, we are subject to the following risks that could materially impact the results of our operations:

     - economic or political instability

     - transportation delays or interruptions and other effects of less developed infrastructure in many countries

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

     - foreign exchange rate fluctuations

     - utilization of different systems and equipment

     - difficulties in staffing and managing foreign personnel and diverse cultures.

     In addition, changes in policies by the U.S. or foreign governments could negatively affect our operating results due to changes in duties, tariffs, taxes or limitations on currency or fund transfers. Also, our Mexico based operation utilizes the Maquiladora program, which provides reduced tariffs and eases import regulations, and we could be adversely affected by changes in that program.

WE MAY NOT BE ABLE TO MAINTAIN OUR ENGINEERING, TECHNOLOGICAL AND MANUFACTURING PROCESS EXPERTISE.

     The markets for our manufacturing and engineering services are characterized by rapidly changing technology and evolving process development. The continued success of our business will depend upon our ability to:

     - hire, retain and expand our qualified engineering and technical personnel

     - maintain and enhance our technological capabilities

     - develop and market manufacturing services which meet changing customer needs

     - successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis.

     Although we believe that our operations utilize the assembly and testing technologies, equipment and processes that are currently required by our customers, we cannot be certain that we will develop the capabilities required by our customers in the future. The emergence of new technologies, industry standards or customer requirements may render our equipment, inventory or processes obsolete or noncompetitive. In addition, we may have to acquire new assembly and testing technologies and equipment to remain competitive. The acquisition and implementation of new technologies and equipment may require significant expense or capital investment which could reduce our operating margins and our operating results. Our failure to anticipate and adapt to our customers' changing technological needs and requirements could have an adverse effect on our business.

FAILURE TO MANAGE OUR GROWTH MAY SERIOUSLY HARM OUR BUSINESS.

     We have experienced rapid growth, both internally and through acquisitions. This growth has placed, and will continue to place, significant strain on our operations. To manage our growth effectively, we must continue to improve and expand our financial, operational and management information systems; continue to develop the management skills of our managers and supervisors; and continue to train, manage and motivate our employees. If we are unable to manage our growth effectively, our operating results could be harmed.

OUR TURNKEY MANUFACTURING SERVICES INVOLVE INVENTORY RISK.

     Some of our contract manufacturing services are provided on a turnkey basis, where we purchase some or all of the materials required for designing, product assembling and manufacturing. These services involve greater resource investment and inventory risk management than consignment services, where the customer provides these materials. Accordingly, various component price increases and inventory obsolescence could adversely affect our selling price, gross profit margins and operating results.

START-UP COSTS AND INEFFICIENCIES RELATED TO NEW PROGRAMS CAN ADVERSELY AFFECT OUR OPERATING RESULTS.

     Start-up costs, the management of labor and equipment resources in connection with the establishment of new programs and new customer relationships, and the need to estimate required resources in advance can adversely affect our gross margins and operating results. These factors are particularly evident in the early stages of the life-cycle of new products and new programs. These factors also affect our ability to efficiently use labor and equipment. In addition, if any of these new programs or new customer relationships were terminated, our operating results could be harmed, particularly in the short-term.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATIONS.

     We are also subject to environmental regulations relating to the use, storage, discharge, recycling and disposal of hazardous chemicals used in our manufacturing process. If we fail to comply with present and future regulations, we could be subject to future liabilities or the suspension of business. These regulations could restrict our ability to expand our facilities or require us to acquire costly equipment or incur significant expense. While we are not currently aware of any material violations, we may have to spend funds to comply with present and future regulations or be required to perform site remediation.

     In addition, our medical device business, which represented approximately 31% of our fiscal year 1999 sales, is subject to substantial government regulation, primarily from the FDA and similar regulatory bodies in other countries. We must comply with statutes and regulations covering the design, development, testing, manufacturing, labeling, marketing and distribution of medical devices and the reporting of certain information regarding their safety. Noncompliance with these rules can result in, among other things, us and our customers being subject to fines, injunctions, civil penalties, criminal prosecution, recall or seizure of devices, total or partial suspension of production, failure of the government to grant pre-market clearance or record approvals for projections or the withdrawal of marketing approvals. The FDA also has the authority to require repair or replacement of equipment, or refund of the cost of a device manufactured or distributed by our customers. In addition, the failure or noncompliance could have an adverse effect on our reputation.

OUR PRODUCTS ARE FOR THE ELECTRONICS INDUSTRY, WHICH PRODUCES TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES.

     Factors affecting the electronics industry, in particular the short life cycle of products, could seriously harm our customers and, as a result, us. These factors include:

     - the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which result in short product life cycles

     - the inability of our customers to develop and market their products, some of which are new and untested

     - the potential that our customers' products may become obsolete or the failure of our customers' products to gain widespread commercial acceptance.

INCREASED COMPETITION MAY RESULT IN DECREASED DEMAND OR PRICES FOR OUR SERVICES.

     The electronics manufacturing services industry is highly competitive. We compete against numerous U.S. and foreign electronics manufacturing services providers with global operations, as well as those who operate on a local or regional basis. In addition, current and prospective customers continually evaluate the merits of manufacturing products internally. Consolidation in the electronics manufacturing services industry results in a continually changing competitive landscape. The consolidation trend in the industry also results in larger and more geographically diverse competitors who have significant combined resources with which to compete against us.

     Some of our competitors have substantially greater managerial, manufacturing, engineering, technical, financial, systems, sales and marketing resources than we do. These competitors may:

     - respond more quickly to new or emerging technologies

     - have greater name recognition, critical mass and geographic and market presence

     - be better able to take advantage of acquisition opportunities

     - adapt more quickly to changes in customer requirements

     - devote greater resources to the development, promotion and sale of their services

     - be better positioned to compete on price for their services.

     We may be operating at a cost disadvantage compared to manufacturers who have greater direct buying power from component suppliers, distributors and raw material suppliers or who have lower cost structures. As a result, competitors may procure a competitive advantage and obtain business from our customers. Our manufacturing processes are generally not subject to significant proprietary protection, and companies with greater resources or a greater market presence may enter our market or increase their competition with us. Increased competition could result in price reductions, reduced sales and margins or loss of market share.

WE MAY FAIL TO SECURE NECESSARY ADDITIONAL FINANCING.

     We have made and intend to continue to make substantial capital expenditures to expand our operations, acquire businesses and remain competitive in the rapidly changing electronics manufacturing services industry. Our future success may depend on our ability to obtain additional financing and capital to support our continued growth and operations, including our working capital needs. We may seek to raise capital by:

     - issuing additional common stock or other equity securities

     - issuing debt securities

     - increasing available borrowings under our existing credit facility or obtaining new credit facilities

     - obtaining off-balance sheet financing.

     We may not be able to obtain additional capital when we want or need it, and capital may not be available on satisfactory terms. If we issue additional equity securities or convertible debt to raise capital, it may be dilutive to your ownership interest. Furthermore, any additional financing and capital may have terms and conditions that adversely affect our business, such as restrictive financial or operating covenants.

WE DEPEND ON CERTAIN KEY PERSONNEL, AND THE LOSS OF KEY PERSONNEL MAY HARM OUR BUSINESS.

     Our future success depends in large part on the continued service of our key technical and management personnel and on our ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for these individuals is intense, and the loss of key employees, generally none of whom is subject to an employment agreement for a specified term or a post-employment non-competition agreement, could harm our business. We believe that we have a relatively small management group whose resources could be strained as a result of expansion of our business.

PRODUCTS WE MANUFACTURE MAY CONTAIN DESIGN OR MANUFACTURING DEFECTS WHICH COULD RESULT IN REDUCED DEMAND FOR OUR SERVICES AND LIABILITY CLAIMS AGAINST US.

     We manufacture products to our customers' specifications which are highly complex and may at times contain design or manufacturing errors or failures. Defects have been discovered in products we manufacture in the past and, despite our quality control and quality assurance efforts, defects may occur in the future. Defects in the products we manufacture, whether caused by a design, manufacturing or component failure or error, may result in delayed shipments to customers or reduced or cancelled customer orders. If these defects occur in large quantities or too frequently, our business reputation may also be impaired. In addition, these defects may result in liability claims against us. The FDA investigates and checks, occasionally on a random basis, compliance with statutory and regulatory requirements. Violations may lead to penalties or shut downs of a program or a facility.

THE PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE VOLATILE AND YOU MIGHT NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PUBLIC OFFERING PRICE.

     Between October 1, 1999 and August 31, 2000, our stock price has fluctuated between a low of $12.22 per share and a high of $78.41 per share. On August 31, 2000, the closing price for our common stock was $77.38. The price of our common stock may fluctuate significantly in response to a number of events and factors relating to our company, our competitors and the market for our services, many of which are beyond our control.

     In addition, the stock market in general, and especially the Nasdaq National Market along with market prices for technology companies, in particular, have experienced extreme volatility that has often been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating results.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the symbol "PLXS," and you can obtain information about us at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to the securities. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we filed with the Securities and Exchange Commission. You may refer to the registration statement and the exhibits for more information about us and the securities. The registration statement and the exhibits are available at the Securities and Exchange Commission's Public Reference Room or through its Web site.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede some of this information. We incorporate by reference the documents listed below, and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities. The documents we incorporate by reference are:

     - our annual report on Form 10-K for the year ended September 30, 1999

     - our reports on Form 10-Q for the quarterly periods ended December 31, 1999, March 31, 2000 and June 30, 2000

     - our current reports on Form 8-K dated April 28, 2000, May 23, 2000 (as amended on August 7, 2000 and August 9, 2000), and July 14, 2000

     - the description of our common stock contained in our amended Form 8-A registration statement (originally filed on July 22, 1986) filed on May 20, 1999, including any amendment or report filed for the purpose of updating that description

     - the description of our preferred stock purchase rights contained in our Form 8-A registration statement filed on August 17, 1998, including any amendment or report filed for the purpose of updating that description.

     You may request a copy of these filings, other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

                                  Plexus Corp.
                             55 Jewelers Park Drive
                                  P.O. Box 156
                          Neenah, Wisconsin 54957-0156
                         Attention: Investor Relations
                           Telephone: (920) 722-3451

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use the prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume the information in this prospectus or any applicable prospectus supplement is accurate and complete as of any time after its date.

                                USE OF PROCEEDS

     Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for one or more of the following purposes:

     - refinance, in part, existing indebtedness

     - finance, in part, the cost of acquisitions

     - finance capital expenditures and capacity expansion

     - general corporate purposes and working capital.

The specific terms of any indebtedness repaid or refinanced with the net proceeds from the sale of securities will be included in the applicable prospectus supplement. We may temporarily invest funds not required immediately for these purposes in short-term marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the nine months ended June 30, 2000, and the fiscal years ended September 30, 1999, 1998, 1997, 1996 and 1995.

                                                      NINE MONTHS       FISCAL YEARS ENDED SEPTEMBER 30,
                                                         ENDED        -------------------------------------
                                                     JUNE 30, 2000    1999    1998     1997    1996    1995
                                                     -------------    ----    -----    ----    ----    ----
Ratio of Earnings to Fixed Charges(1)............        14.5x        9.9x    11.7x    7.4x    3.0x    2.6x

------------
(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, cumulative effect of change in accounting methods, discontinued operations, extraordinary items and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expenses and one-third of rent expense which is deemed representative of an interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities in one or more series under an Indenture (the "Indenture") between us and Bank One Trust Company, N.A., as Trustee, the form of which is filed as an exhibit to the registration statement. The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939.

     The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by express reference to the Indenture and the Securities Resolution or the supplemental indenture authorizing a series. Copies will be filed with the Securities and Exchange Commission. Capitalized terms used in this section without definition have the meanings given such terms in the Indenture.

     The particular terms of the debt securities offered by a prospectus supplement will be described in that supplement, along with any applicable modifications of or additions to the general terms of the debt securities as described herein and in the Indenture. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both the description of the debt securities in this prospectus and the prospectus supplement.

GENERAL

     The Indenture does not limit the amount of debt securities that can be issued or our ability or that of our subsidiaries to incur, assume or guarantee debt. In addition, the Indenture does not restrict our ability or that of our subsidiaries to create or permit liens. It provides that the debt securities may be issued from time to time in one or more series pursuant to the terms of one or more Securities Resolutions or supplemental indentures creating the series.

     As of the date of this prospectus, there were no debt securities outstanding under the Indenture. The ranking of a series of debt securities with respect to all our indebtedness will be established by the Securities Resolution or supplemental indenture creating the series.

TERMS

     Reference is made to the prospectus supplement for the following terms, if applicable, of the debt securities offered thereby:

     - the designation, aggregate principal amount, currency or composite currency in which principal or interest may be paid and denominations

     - the price at which the debt securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest

     - the maturity date and other dates, if any, on which principal will be payable

     - the interest rate or rates, if any, or method of calculating the interest rate or rates

     - the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest

     - the manner of paying principal and interest

     - the place or places where principal and interest will be payable

     - the terms of any mandatory or optional redemptions by us including any sinking fund

     - the terms of any conversion or exchange rights

     - the terms of any redemptions at the option of holders

     - any tax indemnity provisions

     - if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments

     - the portion of principal payable upon acceleration of a discounted debt security (as defined below)

     - whether and upon what terms debt securities may be defeased

     - whether any events of default or covenants in addition to or in lieu of those set forth in the Indenture apply

     - provisions for electronic issuance of debt securities or for debt securities in uncertificated form

     - the ranking of the debt securities

     - any other terms not inconsistent with the provisions of the Indenture, including any covenants or other terms that may be required or advisable.

     We may issue debt securities as registered debt securities, bearer debt securities or uncertificated debt securities, and in such denominations as specified in the terms of the series.

     In connection with its original issuance, no bearer debt security will be offered, sold or delivered to any location in the United States, and a bearer debt security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by us to comply with United States laws and regulations.

     Registration of transfer of registered debt securities may be requested upon surrender thereof at any office or agency we maintain for that purpose and upon fulfillment of all other requirements of the agent.

     Securities may be issued under the Indenture as discounted debt securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating to any discounted debt securities. "Discounted debt security" means a security where the amount of principal due upon acceleration is less than the stated principal amount payable at maturity.

COVENANTS

     Any covenants that may apply to a particular series of debt securities will be described in the prospectus supplement relating thereto.

RANKING OF DEBT SECURITIES

     Unless stated otherwise in a prospectus supplement, the debt securities will be unsecured and will rank equally and ratably with our other unsecured and unsubordinated debt. The debt securities will not be secured by our properties or assets and will represent unsecured debt. The Indenture does not limit the ability of any of our subsidiaries to issue, assume or guarantee debt, and the debt securities will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries.

SUCCESSOR OBLIGOR

     The Indenture provides that, unless otherwise specified in the Securities Resolution establishing a series of debt securities, we shall not consolidate with or merge into, or transfer all or substantially all of our assets to, any person in any transaction in which we are not the survivor, unless:

     - the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof

     - the person assumes by supplemental indenture all of our obligations under the Indenture, the debt securities and any coupons

     - all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained

     - immediately after the transaction no default (as defined below) exists.

     The successor shall be substituted for us, and thereafter all of our obligations under the Indenture, the debt securities and any coupons shall terminate.

EXCHANGE OF DEBT SECURITIES

     Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered debt securities at an office or agency we maintain for that purpose and upon fulfillment of all other requirements of our agent.

DEFAULT AND REMEDIES

     Unless the Securities Resolution establishing the series otherwise provides (in which event the prospectus supplement will so state), an "event of default" with respect to a series of debt securities will occur if:

     - we default in any payment of interest on any debt securities of that series when the same becomes due and payable and the default continues for a period of 30 days

     - we default in the payment of the principal and premium, if any, of any debt securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise

     - we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of that series as required by the Securities Resolution establishing that series

     - we default in the performance of any of our other agreements applicable to the series and the default continues for 60 days after the notice specified below

     - pursuant to or within the meaning of any Bankruptcy Law (as defined below), we:

          (A) commence a voluntary case

          (B) consent to the entry of an order for relief against us in an involuntary case

          (C) consent to the appointment of a Custodian for us or for all or substantially all of our property

          (D) make a general assignment for the benefit of our creditors

     - a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

          (A) is for relief against us in an involuntary case

          (B) appoints a Custodian for us or for all or substantially all of our property

          (C) orders our liquidation, and the order or decree remains unstayed and in effect for 60 days

     - there occurs any other event of default provided for in such series.

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

     "Default" means any event which is, or after notice or passage of time would be, an event of default. A default is not an event of default until the Trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. If an event of default occurs and is continuing on a series, the Trustee by notice to us, or the holders of at least 25% in principal amount of the series, may declare the principal of and accrued interest on all the debt securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount. The holders of a majority in principal amount of the series, by notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. If an event of default occurs and is continuing on a series, the Trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the Trustee and holders of the series.

     The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the debt securities of the series. Subject to certain limitations, holders of a majority in principal amount of the debt securities of the series may direct the Trustee in its exercise of any trust or power with respect to such series. Except in the case of default in payment on a series, the Trustee may withhold from holders of that series notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. We are required to furnish the Trustee annually a brief certificate as to our compliance with all conditions and covenants under the Indenture.

     The Indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of debt securities, would not constitute an event of default. A Securities Resolution may provide for a cross-default provision, in which case the prospectus supplement will describe the terms of that provision.

AMENDMENTS AND WAIVERS

     The Indenture and the debt securities or any coupons of the series may be amended, and any default may be waived as follows: Unless the Securities Resolution otherwise provides (in which event the prospectus supplement will so state), we and the Trustee may amend the debt securities, the Indenture and any coupons with the written consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. Unless the Securities Resolution otherwise provides (in which event the prospectus supplement will so state), a default on a particular series may be waived with the consent of the holders of a majority in principal amount of the debt securities of the series. However, without the consent of each debt security holder affected, no amendment or waiver may:

     - reduce the amount of debt securities whose holders must consent to an amendment or waiver

     - reduce the interest on or change the time for payment of interest on any debt security

     - change the fixed maturity of any debt security or change the amount or time for any payment of any sinking fund or similar fund

     - reduce the principal of any non-discounted debt security

     - reduce the amount of the principal of any discounted debt security that would be due on acceleration, upon redemption or upon maturity

     - change the currency in which the principal of or interest on a debt security is payable

     - make any change that materially adversely affects the right to convert or exchange any debt security

     - waive any default in payment of interest on or principal of a debt security.

     Without the consent of any debt security holder, we and the Trustee may amend the Indenture, the debt securities or any coupons to:

     - cure any ambiguity, omission, defect, or inconsistency

     - provide for assumption of our obligations to debt security holders in the event of a merger or consolidation requiring such assumption

     - provide that specific provisions of the Indenture shall not apply to a series of debt securities not previously issued

     - create a series and establish its terms

     - provide for a separate Trustee for one or more series

     - make any change that does not materially adversely affect the rights of any debt security holder.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Debt securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth in the Indenture and described briefly below. We, at any time, may terminate as to a series all of our obligations (except certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Security, to replace destroyed, lost or stolen debt securities and coupons, and to maintain paying agencies in respect of the debt securities) with respect to the debt securities of the series and any related coupons and the Indenture ("legal defeasance"). We, at any time, may terminate as to a series our obligations, if any, with respect to the debt securities and coupons of the series under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an event of default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any restrictive covenants which may be applicable to the particular series deferred.

     To exercise either defeasance option as to a series, we must:

     - irrevocably deposit in trust with the Trustee or another trustee money or U.S. government obligations

     - deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all debt securities of the series to maturity or redemption, as the case may be

     - comply with other specified conditions; in particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

     "U.S. government obligations" means direct obligations of the United States or an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations.

REGARDING THE TRUSTEE

     Bank One Trust Company, N.A. will act as Trustee and registrar for debt securities issued under the Indenture and, unless otherwise indicated in a prospectus supplement, the Trustee will also act as transfer agent and paying agent with respect to the debt securities. We may remove the Trustee with or without cause if we so notify the Trustee three months in advance and if we are not in default during the three-month period. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for us or our affiliates, and may otherwise deal with us or our affiliates, as if it were not Trustee.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 60,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. Our articles of incorporation currently designate 1,000,000 of the preferred shares as Series A Junior Participating Preferred Stock of which none is issued or outstanding.

COMMON STOCK

     As of September 1, 2000, there were approximately 37,021,524 shares of common stock outstanding held of record by approximately 900 shareholders. As of August 31, 2000, there were outstanding options to purchase approximately 4,090,000 shares of common stock, of which approximately 2,299,000 were immediately exercisable. Our common stock is listed on the Nasdaq National Market under the symbol "PLXS."

     Holders of common stock are entitled to one vote for each share held on all matters to be voted upon by the shareholders and do not have cumulative rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend payable to the outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

     Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable. However, Wisconsin law imposes personal liability on shareholders of Wisconsin corporations for debts owed to employees for services performed, but not exceeding six months service in any one case. While the relevant statute limits this liability to the par value of the shares held, this limitation has been interpreted by a Wisconsin trial court to mean the consideration paid to the corporation for such shares. This decision was affirmed by a split decision of the Wisconsin Supreme Court without a written opinion, although the decision was subsequently overturned on other grounds.

     The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may determine and issue in the future, as described below. Currently, there are no shares of preferred stock outstanding.

PREFERRED STOCK

     Our board is authorized without further shareholder approval to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof. These include the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption of price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Plexus. We have no present plans to issue any shares of preferred stock, but have designated 1,000,000 shares of Series A Junior Participating Preferred Stock in connection with the adoption of our shareholder rights plan, described below.

SHAREHOLDER RIGHTS PLAN

     On August 13, 1998, our board of directors adopted a shareholder rights plan which provides for one preferred stock purchase right for each outstanding common stock. The rights agreement provides that until the rights distribution date, the rights will be transferred with and only with the common stock until the triggering event. The rights are evidenced by common stock certificates. The rights are non-exercisable until the rights distribution date. The rights will expire on August 11, 2008.

     Each right entitles shareholders to buy one-one hundredth of a share of newly created Series A Junior Participating Preferred Stock at an exercise price of $54.00, subject to adjustment, in the event a person acquires or makes a tender exchange offer for 15% or more of the outstanding stock. In such event, each right entitles the holder, other than the person acquiring 15% or more of the outstanding stock, to purchase shares of common stock with market value of twice the rights' exercise price. In addition, if we are acquired in a merger or other business combination or if we sell more than 50% of our consolidated assets or voting power, our shareholders are entitled (other than the acquiror) to purchase for the purchase price shares of the common stock of the acquiring entity or its parents having a market value of two times the exercise price. At any time prior to such event, the board of directors may redeem the rights at one cent per share per right. The existence of the rights may, under certain circumstances, render more difficult or discourage attempts to acquire us.

STATUTORY PROVISIONS APPLICABLE TO COMMON STOCK

     Business Combination Statute. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of business combinations between a resident domestic corporation and an interested shareholder. A business combination is defined to include any of the following transactions:

     - merger or share exchange

     - sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets equal to 5% or more of the market value of the stock or assets of the company or 10% of its earning power or income

     - issuance of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock

     - adoption of a plan of liquidation or dissolution.

     A "resident domestic corporation" is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following:

     - its principal offices are located in Wisconsin

     - it has significant business operations located in Wisconsin

     - more than 10% of the holders of record of its shares are residents of Wisconsin

     - more than 10% of its shares are held of record by residents of Wisconsin.

     Plexus is a resident domestic corporation for purposes of these statutory provisions.

     An interested shareholder is defined to mean a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years.

     Under this law, we cannot engage in a business combination with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an interested shareholder before such acquisition. We may engage in a business combination with an interested shareholder after the three-year period with respect to that shareholder expires only if one or more of the following conditions is satisfied:

     - the board of directors approved the acquisition of the stock prior to such shareholder's acquisition date

     - the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder

     - the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

     Fair Price Statute. The Wisconsin Business Corporation Law also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a significant shareholder and a resident domestic corporation such as Plexus require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A significant shareholder for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or is an affiliate of the corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. Any such business combination must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met:

     - the aggregate value of the per share consideration is equal to the highest of:

          (A) the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination

          (B) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher

          (C) the highest preferential liquidation or dissolution distribution to which holders of the shares would be entitled

     - either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

     Control Share Voting Restrictions. Under Section 180.1150 of the Wisconsin Business Corporation Law, unless otherwise provided in the articles of incorporation, the voting power of shares of a resident domestic corporation held by any person or group of persons acting together in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares. Because of the 10% threshold contained in Wisconsin's business combination statute discussed above, this control share threshold of 20% may not be implicated unless the board of directors first approves a transaction that permits a shareholder to exceed the 10% ownership level.

     Defensive Action Restrictions. Section 180.1134 of the Wisconsin Business Corporation Law provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following:

     - acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares

     - sell or option assets of the corporation which amount to 10% or more of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

     The foregoing provisions of Wisconsin law and the Plexus shareholder rights agreement, the ability to issue additional shares of the common stock and preferred stock without further shareholder approval (except as may be required by the Nasdaq National Market corporate governance standards) and the ability of the board of directors to fix the designations of further classes of preferred stock (including the ability to issue preferred stock with substantial voting rights) could have the effect, among others, of discouraging take-over proposals for or impeding a business combination involving Plexus.

                                   BOOK-ENTRY

     The Depository Trust Company ("DTC") may act as securities depository for the securities, in which case the applicable prospectus supplement will so provide. The securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global certificates will be issued for the securities representing the aggregate principal amount of the debt securities or the number of shares of common stock offered by the applicable prospectus supplement and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act, as amended. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of the securities within the DTC system must be made by or through Direct Participants which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each security (a "beneficial owner") will in turn be recorded on the Direct and Indirect Participants' respective records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interest in the securities will be effected by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in securities except in the event that use of the book-entry system for the securities is discontinued.

     The deposit of the securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other direct communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the securities of an issue are being redeemed, DTC's practice will determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC mails an omnibus proxy (an "omnibus proxy") to the Participants as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

     Principal, premium, if any, and interest on the debt securities and dividends on common stock, if applicable, will be paid to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the underwriters, or Plexus, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest on the debt securities and dividends on common stock, if applicable, to DTC is the responsibility of the Company or the Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving us reasonable notice. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the securities are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or any successor securities depository). In that event, certificates for the securities will be printed and delivered.

     We will not have any responsibility or obligation to Participants or to the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominees or any Direct or Indirect Participant with respect to any ownership interest in the securities, or with respect to payments or providing of notice to the Direct Participants, the Indirect Participants or the beneficial owners.

     So long as Cede & Co. is the registered owner of the securities, as nominee of DTC, references herein to holders of the securities shall mean Cede & Co. or DTC and shall not mean the beneficial owners of the securities.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. None of Plexus, the Trustees or the underwriters take any responsibility for the accuracy or completeness thereof.

                              PLAN OF DISTRIBUTION

     We may sell the securities offered under this prospectus through underwriters, agents or dealers or directly to purchasers.

UNDERWRITERS

     The relevant prospectus supplement will identify any agents or underwriters and describe their compensation, including any underwriting discount, placement fee or other commission. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange or automated quotation systems on which any offered debt securities may be listed or quoted.

     The distribution of securities under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

AGENTS AND DIRECT SALES

     If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by various institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

     - commercial and savings banks

     - insurance companies

     - pension funds

     - investment companies

     - educational and charitable institutions.

     The institutional purchaser's obligations will be subject only to the condition that the purchase of the securities is permitted at the time of delivery. The dealers and our agents will not be responsible for the validity or performance of the contract.

GENERAL INFORMATION

     Underwriters, dealers and agents participating in a sale of securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and dealers to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the agents, underwriters or dealers may be required to make as a result of those civil liabilities.

     Our common stock is quoted on the Nasdaq National Market under the symbol "PLXS." Unless we indicate differently in a prospectus supplement, we will not list the debt securities on any securities exchange or seek to have them included on the Nasdaq National Market or any other automated quotation system. If we sell a security offered under this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but is not obligated to do so. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered under this prospectus.

     Agents and underwriters and their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiary companies in the ordinary course of business.

                             CERTAIN LEGAL MATTERS

     The validity of the securities to be sold pursuant to this prospectus will be passed upon for us by Quarles & Brady LLP, Milwaukee, Wisconsin, counsel to the Company. Any underwriters or agents will be advised about other issues relating to a particular offering by Jones, Day, Reavis & Pogue, Chicago, Illinois.

                                    EXPERTS

     Our consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended September 30, 1999 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of SeaMED Corporation, a company acquired by Plexus in 1999, for its fiscal years ended June 30, 1998 and 1997 (not presented separately herein), which are referred to in the report of PricewaterhouseCoopers on the Plexus financial statements, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included in our annual report on Form 10-K for the fiscal year ended September 30, 1999 and incorporated herein by reference. The reference to the SeaMED financial statements was made in reliance upon such report given on authority of such firm as experts in accounting and auditing.

     The financial statements of Contract Electronics Manufacturing Services Operations of Elamex, S.A. de C.V. as of and for the year ended December 31, 1999, incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Plexus dated May 23, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities covered by this Registration Statement are as follows:

SEC registration fee (actual)...............................    $132,000
Trustee's fee and expenses..................................      15,000
Printing and engraving expenses.............................      90,000
Legal fees and expenses.....................................     150,000
Accounting fees and expenses................................     100,000
Rating agency fees..........................................     100,000
Miscellaneous (including Nasdaq listing fee)................      13,000
                                                                --------
     Total..................................................    $600,000
                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is incorporated under the Wisconsin Business Corporation Law ("WBCL"). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, bylaws, a written agreement or a resolution of the board of directors or shareholders.

     Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to
180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

     Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

     Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which the directors assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

     Article VIII of the Registrant's Bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. Directors and officers of the Registrant are also covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

ITEM 16. EXHIBITS.

     See the Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Reference is made to the indemnification provisions described in Item 15 of this Registration Statement.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neenah, State of Wisconsin, on August 31, 2000.

                                          PLEXUS CORPORATION
                                          (Registrant)

                                          By:      /s/ THOMAS B. SABOL
                                            ------------------------------------
                                              Thomas B. Sabol
                                              Senior Vice President and
                                              Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John L. Nussbaum, Joseph D. Kaufman and Thomas B. Sabol, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

                 SIGNATURE                                            TITLE
                 ---------                                            -----
            /s/ PETER STRANDWITZ                   Chairman of the Board and Chief Executive
--------------------------------------------       Officer; Director (Principal Executive
              Peter Strandwitz                     Officer)
            /s/ JOHN L. NUSSBAUM                   President and Chief Operating Officer;
--------------------------------------------       Director
              John L. Nussbaum
            /s/ THOMAS B. SABOL                    Senior Vice President and Chief Financial
--------------------------------------------       Officer (Principal Financial Officer)
              Thomas B. Sabol
             /s/ LISA M. KELLEY                    Vice President Finance and Treasurer
--------------------------------------------       (Principal Accounting Officer)
               Lisa M. Kelley
             /s/ DAVID J. DRURY                    Director
--------------------------------------------
               David J. Drury
             /s/ DEAN A. FOATE                     Director
--------------------------------------------
               Dean A. Foate
            /s/ HAROLD R. MILLER                   Director
--------------------------------------------
              Harold R. Miller

                 SIGNATURE                                            TITLE
                 ---------                                            -----
           /s/ THOMAS J. PROSSER                   Director
--------------------------------------------
             Thomas J. Prosser
           /s/ AGUSTIN A. RAMIREZ                  Director
--------------------------------------------
             Agustin A. Ramirez
            /s/ JAN K. VERHAGEN                    Director
--------------------------------------------
              Jan K. VerHagen

------------
* Each of the above signatures is affixed as of August 31, 2000.

                                  PLEXUS CORP.
                               (THE "REGISTRANT")
                         (COMMISSION FILE NO. 1-11288)

                                 EXHIBIT INDEX
                                       TO
                        FORM S-3 REGISTRATION STATEMENT

     The following exhibits are filed with or incorporated by reference in this Registration Statement:

                                                    INCORPORATED HEREIN                 FILED
EXHIBIT                DESCRIPTION                    BY REFERENCE TO                 HEREWITH
-------    -----------------------------------    ------------------------    -------------------------
3(i)       Amended and Restated Articles of       Exhibit 3(i) to Plexus'
           Incorporation of Plexus Corp., as      Report on Form 10-K for
           amended                                the year ended September
                                                  30, 1998
3(ii)      Bylaws of Plexus Corp., as amended     Exhibit 3(ii) to Plexus'
                                                  Report on Form 10-K for
                                                  the year ended September
                                                  30, 1996
4.1        Restated Articles of Incorporation     Exhibit 3(i) above
           of Plexus Corp.
4.2        Shareholder Rights Agreement, dated    Exhibit 4.1 to Plexus'
           as of August 13, 1998, between         Current Report on Form
           Plexus and Firstar Trust Company as    8-K dated August 13,
           Rights Agent                           1998 (the "8/13/98 8-K")
4.3        Form of Rights Certificate             Exhibit 4.2 to 8/13/98
                                                  8-K
4.4        Form of Indenture for debt
           securities                                                                     X
5.1        Opinion of Quarles & Brady LLP as
           to the legality of the securities
           being registered                                                               X
12.1       Statement of Computation of Ratio
           of Earnings to Fixed Charges                                                   X
23.1       Consent of PricewaterhouseCoopers
           LLP, Plexus' independent
           accountants                                                                    X
23.2       Consent of Ernst & Young LLP                                                   X
23.3       Consent of Deloitte & Touche LLP                                               X
23.4       Consent of Quarles & Brady LLP                                     (Included in Exhibit 5.1)
24.1       Powers of Attorney                                                 (Included in Signature
                                                                              Page)
25         Statement of Eligibility of Trustee
           on                                                                 X
           Form T-1

                                      EI-1